Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement No. 333-158199-10

CREDIT SUISSE AG
Return Enhanced Notes due August 25, 2011
Linked to the Dow Jones EURO STOXX 50 Index and Related Currencies (J176)
BAH 836

Issuer:	Credit Suisse AG (“Credit Suisse”), acting through its Nassau Branch
Principal Amount:	USD 18,700,000
Underlying:	Underlying	Bloomberg Ticker	Initial Level	Weighting
	Dow Jones EURO STOXX 50 Index	SX5E <Index>	2,983.33	100%
Pricing Date:	February 22, 2011
Issue Date:	February 25, 2011
Valuation Dates†:	August 16, 2011, August 17, 2011, August 18, 2011, August 19, 2011 and August 22, 2011 (each a “Valuation Date” and August 22, 2011, the “Final Valuation Date”)
Maturity Date†:	August 25, 2011
Offering Price: Underlying Return:	$1,000 per security (100%) The performance of the Underlying from the Initial Level to the Final Level, calculated as follows: (Final Level / Initial Level)
Initial Level:	2,983.33, which was the closing level of the Underlying on the Pricing Date.
Final Level:	The arithmetic average of the closing levels of the Underlying on the five Valuation Dates.
Currency Return:	The performance of reference currency from the Initial Spot Rate to the Final Spot Rate, calculated as follows: (Final Spot Rate / Initial Spot Rate)
Spot Rate:	The official MID WM Reuters fixing at 4 PM London Time, expressed as the number of US dollars per one euro (the “reference currency”).
Initial Spot Rate:	1.26945, which was the Spot Rate of the reference currency on the Pricing Date.
Final Spot Rate:	The arithmetic average of the Spot Rates on the five Valuation Dates.
Upside Leverage Factor:	3
Maximum Return:	22%
Payment at Maturity:

If the Underlying Return multiplied by the Currency Return is greater than one, you will be entitled to receive a cash payment per $1,000 principal amount of notes, calculated as follows, subject to the Maximum Return on the notes:

$1,000 x [1+ (Underlying Return x Currency Return – 1) x Upside Leverage Factor],

If the Underlying Return multiplied by the Currency Return is equal to one, you will be entitled to receive a cash payment of $1,000 per $1,000 principal of notes.

If the Underlying Return multiplied by the Currency Return is less than one, you will be entitled to receive a cash payment per $1,000 principal amount of notes, calculated as follows:

$1,000 x [1+ (Underlying Return x Currency Return -1)]

Any payment at maturity is subject to our ability to pay our obligations as they become due.

Calculation Agent:	Credit Suisse International
Selling Commission:	0.00%
Form and Denomination:	Minimum purchase of $10,000. Registered medium-term notes in minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.
Listing:	None.
CUSIP and ISIN:	22546EX58 and US22546EX588

† Each scheduled Valuation Date is subject to postponement in respect of the Underlying and the reference currency if such date is not an underlying business day for the Underlying or the reference currency or as a result of a market disruption event in respect of the Underlying or the reference currency, as described in the accompanying product supplement under “Description of the Notes—Market disruption events.” The Maturity Date is subject to postponement if the scheduled Maturity Date is not a business day or if the Final Valuation Date is postponed because it is not an underlying business day for the Underlying or the reference currency or is postponed as a result of a market disruption event in respect of the Underlying or the reference currency.

Credit Suisse has filed a registration statement (including underlying supplement, product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. Before you invest, you should read this communication together with the Underlying Supplement dated June 24, 2010, Product Supplement No. JPM-III dated July 15, 2009, Prospectus Supplement dated March 25, 2009 and Prospectus dated March 25, 2009, to understand fully the terms of the securities and other considerations that are important in making a decision about investing in the securities. You should, in particular, review the “Risk Factors” section of the product supplement, which sets forth a number of risks related to the securities. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse will arrange to send you the underlying supplement, product supplement, prospectus supplement and prospectus if you so request by calling toll free 1-800-221-1037.